EXHIBIT 2
The following table sets forth all transactions with respect to Shares effected since October 1, 2011, by the Reporting Persons on behalf of the Corvex Funds in respect of the Shares, inclusive of any transactions effected through 4:00 p.m., New York City time, on November 30, 2011. Except as otherwise noted below, all such transactions were purchases or sales of Shares effected in the open market, and the table includes commissions paid in per share prices.

	DATE	AMOUNT		PRICE PER
	OF	OF		SHARE/PREMIUM
NATURE OF TRANSACTION	TRANSACTION	SECURITIES		PER OPTION

Open Market Purchase of Shares	10/3/2011	5,000		$52.03
Open Market Purchase of Shares	10/3/2011	5,700		$52.47
Open Market Purchase of Shares	10/3/2011	13,000		$52.59
Open Market Purchase of Shares	10/19/2011	2,000		$57.05
Open Market Purchase of Shares	10/24/2011	3,000		$57.46
Open Market Purchase of Shares	10/28/2011	5,000		$59.82
Open Market Purchase of Shares	11/1/2011	2,500		$55.70
Open Market Purchase of Shares	11/18/2011	5,000		$57.59
Open Market Purchase of Shares	11/18/2011	5,000		$56.82
Open Market Purchase of Shares	11/21/2011	6,500		$56.34
Open Market Purchase of Shares	11/22/2011	8,683		$56.33
Open Market Purchase of Shares	11/23/2011	50,916		$54.11
Open Market Purchase of Shares	11/25/2011	30,000		$54.13
Open Market Purchase of Shares	11/28/2011	15,400		$55.67
Open Market Sale of Shares	10/11/2011	5,000		$57.43
Purchase of Call Options	11/29/2011	42,000	(1)	$18.87	(2)
Purchase of Call Options	11/30/2011	123,000	(1)	$21.24	(2)
Sale of Put Options	11/29/2011	42,000	(3)	$0.01	(4)
Sale of Put Options	11/30/2011	123,000	(3)	$0.01	(4)

(1)	Represents shares underlying American-style call options purchased in the over the counter market. These call options expire on December 31, 2012.

(2)
This amount represents the cost of an applicable American-style call option to purchase one Share. The per share exercise price of these call options is $38. This exercise price will be adjusted to account for any dividends or other distributions declared by the Issuer prior to exercise of the options.

(3)
Represents shares underlying European-style put options sold in the over the counter market. These put options expire on the earlier of December 31, 2012 or the date on which the corresponding American-style call option described above in footnote 1 is exercised.

(4)
This amount represents the proceeds received from an applicable European-style put option to sell one Share. The per share exercise price of these put options is $38. This exercise price will be adjusted to account for any dividends or other distributions declared by the Issuer prior to exercise of the options.